As filed with the Securities and Exchange commission on March 23, 2010

Registration No. 333-132924

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FortuNet, Inc.

(Exact name of registrant as specified in its charter)

Nevada	88-9252188
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2950 South Highland Drive, Suite C, Las Vegas, NV	89109
(Address of principal executive offices)	(Zip Code)

2005 Stock Incentive Plan

2005 Stock Incentive Plan for Independent Directors

(Full title of the plan)

Yuri Itkis, President
FortuNet, Inc.

2950 South Highland Drive, Suite C
Las Vegas, NV 89109
(702) 796-9090

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Michael J. Bonner Eric T. Blum Greenberg Traurig, LLC 3773 Howard Hughes Parkway Suite 400 North Las Vegas, Nevada 89169 Phone: (702) 792-3773 Fax: (702) 792-9002	Brian H. Blaney Greenberg Traurig, LLP 2375 East Camelback Road Suite 700 Phoenix, Arizona 85016 Phone: (602) 445-8000 Fax: (602) 445-8603

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-132924) previously filed by FortuNet, Inc., a Nevada corporation (the “Registrant”), on April 3, 2006 (the “Registration Statement”).

On January 15, 2010, The Yuri Itkis Gaming Trust of 1993 (the “Trust”), commenced a tender offer (through YI Acquisition Corp., a Nevada corporation and wholly owned subsidiary of the Trust) to acquire all of the outstanding shares of Common Stock (the “Shares”) of the Registrant that the Trust did not already own for $2.25 per share in cash.  The offer expired on February 17, 2010, and the Trust promptly thereafter accepted for payment, and paid for, the Shares that were validly tendered in the offer.  Shortly thereafter, on March 3, 2010, YI Acquisition Corp. merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger and continuing after the Merger as a wholly owned subsidiary of the Trust.

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. Accordingly, the Registrant hereby removes from registration all securities registered under the Registration Statement that remain unissued as of the time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 22nd day of March, 2010.

FortuNet, Inc.

By:	/s/ Yuri Itkis
Yuri Itkis, President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Yuri Itkis	President and Director	March 22, 2010
Yuri Itkis	(Principal Executive Officer)

/s/ William Jacques	Chief Financial Officer	March 22, 2010
William Jacques	(Principal Financial and Accounting Officer)

/s/ Boris Itkis	Director	March 22, 2010
Boris Itkis